Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2016 Equity Incentive Plan and 2017 Share Incentive Plan of RISE Education Cayman Ltd of our report dated July 28, 2017, with respect to the consolidated financial statements of RISE Education Cayman Ltd included in its Registration Statement (Form F-1 No. 333-220587) and related Prospectus of RISE Education Cayman Ltd, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

January 30, 2018